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                                                                   EXHIBIT 12(b)



                            D&N CAPITAL CORPORATION
               Computation of ratio of earnings to fixed charges
                   and preferred stock dividend requirements



                                           For the Six Months Ended
                                               June 30, 1999
                                           --------------------------
                                           (In thousands, except ratio)


       Net income                                    $1,836

       Fixed charges:
           Advisory fees                                 63

       Total fixed charges                               63

       Earnings before fixed charges                  1,899

       Fixed charges, as above                           63

       Preferred stock dividend requirement           1,362

       Fixed charges including preferred
           stock dividends                           $1,425

       Ratio of earnings to fixed charges and
           preferred stock dividends requirements      1.33